Exhibit 99.1
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For Immediate Release

BSD Medical Corporation Comments on the Sale of Its Holdings in TherMatrx, Inc.

         SALT LAKE CITY, June 18, 2004--BSD Medical Corp. (OTCBB:BSDM) today commented on the sale of its holdings in TherMatrx, Inc., based an agreement by American Medical Systems Holdings, Inc. (NASDAQ:AMMD) to acquire TherMatrx. The agreement was announced June 15, 2004.

         As previously reported, BSD's initial cash payment at the time of closing (after the withholding of escrow funds and the payment of other initial obligations) is projected to be approximately $9 million. In addition, BSD will receive future contingent payments. While the contingent payments are not guaranteed and must be earned out based on future sales of TherMatrx products, BSD has offered the following projections. If the sale of TherMatrx products were to remain flat at the recent sales rates, the total payment (including the initial payment) for BSD's TherMatrx shares would be about $30 million. Since the sale of TherMatrx products has been increasing substantially year-on-year, BSD has projected a continued growth trend during the earn-out period. If that growth trend were realized, the projected total payment for BSD's TherMatrx shares would be about $40 million. If the sales growth curve further accelerates during the earn-out period, the payment could be significantly more than $40 million.

         The explosive growth rate and acceptance of BSD's thermotherapeutic microwave technology as applied to the treatment of benign prostate hyperplasia
(BPH) through its affiliate company, TherMatrx, Inc., resulted in the placement of more than 400 of its dose optimized BPH thermotherapy treatment systems in less than 3 years. BSD will use the financial resources derived from the sale of its holdings in TherMatrx in its effort to create a similar success story for its cancer therapy products.

         BSD's uses for the proceeds from the TherMatrx sale will include sales and marketing support for its FDA approved cancer therapy products, supporting the FDA application for its cancer therapy products under investigational status, and the development of future products used in medical therapy. The company's primary impediment in the implementation of its ambitious strategic plans has been the substantial funding required. To learn more about BSD Medical Corporation, or to hear a conference call discussion of the TherMatrx transaction, visit www.bsdmc.com.

         Statements about projected cash payments, contingent payments, future FDA approvals, and future technological or therapy developments are forward looking statements subject to risks and uncertainties, including the successful closing of the described sale, the future sales level of TherMatrx products, unpredictable rulings by the FDA, and the successful conclusion of research and development efforts. These risks and others are more fully described in the company's Form 10-KSB filing for the year ended August 31, 2003, and its other SEC filings. All such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from anticipated results.

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